Exhibit 10.2
MASTER SERVICE CONTRACT
Between
CHESAPEAKE OPERATING, INC.
and any present or future subsidiaries or
affiliates named directly or indirectly by
Chesapeake Operating, Inc.
(herein collectively “Company”),
P.O. Box 18496,
Oklahoma City, OK
73154
and
Dawson Geophysical Company,
and any present or future subsidiaries or
affiliates named directly or indirectly by
Dawson Geophysical Company,
(herein collectively “Contractor”),
508 West Wall, Suite 800,
Midland, TX
79701
On this 18th day of December, 2003

Table of Contents

1.	Definitions Page
2.	Agreement	4
3.	Labor, Equipment, Materials, Supplies and Services	5
4.	Reports to be furnished by Contractor	7
5.	Independent Contractor Relationship	7
6.	Insurance	8
7.	Indemnity	11
8.	Taxes	14
9.	Audit	15
10.	Laws, Rules and Regulations	15
11.	Force Majeure	16
12.	Assignments	16
13.	Termination of Work	16
14.	Government Regulations	17
15.	Insolvency of Contractor	17
16.	Contractor Employees under Louisiana Worker’s Compensation	18
17.	Complete Agreement	18
18.	Time of the Essence	19
19.	Exhibits	19
20.	Insurance Exhibit A

Glossary of Terms
Additional Insured — A person or organization not automatically included as an insured under an insurance policy, but for whom insured status is arranged, usually by endorsement. A named insured’s impetus for providing additional insured status to others may be a desire to protect the other party because of a close relationship with that party or to comply with a contractual agreement requiring the named insured to do so.
Borrowed Servant/Alternate Employer — An endorsement that provides those scheduled as alternate employers with primary Workers’ Compensation and Employers Liability coverage as if they were an insured in the policy. This endorsement is commonly used when a temporary help supplier (the insured) is required by its customer (the alternate employer) to protect the alternate employer from claims brought by the insured’s employees.
Endorsement — A provision added to a policy, usually being written in on the printed page. It may also be in the form of a rider.
Indemnify — To make compensation to an entity, person, or insured for incurred hurt, loss, or damage.
Indemnity — Restoration to the victim of a loss up to the amount of the loss.
Waiver of Subrogation — The voluntary relinquishment by an insurer of the right to collect from another party for damages paid on behalf of the insured. The waiver of subrogation condition in current liability policies is referred to as “transfer of rights of recovery.”

WITNESSETH THAT,
     WHEREAS, Company in the Course of operations regularly and customarily enters into contracts with independent Contractors for the performance of service relating thereto; and
     WHEREAS, Company desires, as a matter of company policy, to establish and maintain an approved list of Contractors and to offer work or contracts only to those Contractors who are included on such approved list; and
     WHEREAS, Contractor represents that it has adequate equipment in good working order and fully trained personnel capable of efficiently operating such equipment and performing services for Company.
     NOW, THEREFORE, IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, the sufficiency of which is hereby acknowledged, and the specifications and special provisions set forth in the exhibits attached hereto and made a part hereof, the parties hereto mutually agree as follows:
1.0	AGREEMENT
1.1	Upon execution of this Agreement and compliance with its terms, Company agrees that the name of Contractor shall be added to the Company’s approved list of Contractors and this Agreement shall remain in force and effect until canceled by either party by giving the other party ten (10) days notice in writing at the respective address of either party. If current work extends past ten (10) days, then cancellation shall not be effective until work is completed. This Agreement shall control and govern any and all performance of services and/or supply of materials and equipment by Contractor for Company, under subsequent written purchase orders, work orders, supplemental agreements or oral instructions, hereinafter collectively called an “Order”. Upon acceptance of any Order by Contractor and without the necessity of any reference therein, this Agreement shall become an integral part of the Order. Agreements or stipulations in any such Order not in conformity with the terms and provisions hereof shall be null and void. No waiver by Company of any of the terms, provisions or conditions hereof shall be effective unless said waiver shall be in writing and signed by an authorized officer of Company.

1.2	This Agreement does not obligate Company to request services from Contractor nor does it obligate Contractor to accept orders for services from Company.

1.3	This Agreement is effective as of the first date of service, whether prior to and after the date of execution of this Agreement, and supersedes all previous contracts.
2.0	LABOR, EQUIPMENT, MATERIALS, SUPPLIES AND SERVICES
2.1	When notified by Company either verbally or by written work order, of the services and/or equipment desired, Contractor shall commence furnishing same at the agreed upon time, and continue such operations diligently and without delay, in strict conformity with the specifications and requirements contained herein and such work orders.

2.2	Contractor shall not employ in any work for Company any employee whose employment violates any labor, employment or other applicable laws. Contractor shall not employ in any work for Company any employee who is a minor.

2.3	All work or services rendered or performed by Contractor shall be done with due diligence, in a good and workmanlike manner, using skilled, competent and experienced workmen and supervisors. Contractor shall attempt to minimize disturbance to the surface of the land and all crops and other vegetation thereon. Liability for any subsequent requirements for surface damages, erosional or pollution repair or prevention which has not been caused by the negligence or other fault of Contractor shall rest solely with Company, which liability shall survive the termination of this Agreement. Contractor warrants full, clear and unrestricted title to all materials and equipment supplied by Contractor in performance of any Order free and clear of any and all liens, security interests, encumbrances and claims of others. Any portion of the work found defective or unsuitable and all damages resulting therefrom shall be removed, replaced or corrected by Contractor without additional cost or risk to Company. Contractor agrees to inspect all materials and equipment furnished by Company directly employed in the course of operations conducted hereunder and shall notify Company of any apparent defects therein before using such materials and equipment. Should Contractor use such materials and equipment without notifying Company of any defect, Contractor shall be deemed to have assumed all risk and liability for any mishap that may occur in operations conducted hereunder by reason of failure or defects in such materials and equipment. Contractor shall not be liable for claims due solely to latent defects.

2.4	Contractor agrees to maintain his equipment in good operating condition at all times.

2.5	Confidentiality. The Contractor recognizes that the nature of the Contractor’s services are such that the Contractor will have access to information which is of a confidential nature, which is of great value to the Company and which is the foundation upon which the Company’s business is predicated. The Contractor agrees not to disclose to any person other than Company’s employees or the Company’s legal counsel nor use for any purpose, other than the performance of this Agreement, any information, data or material (regardless of the form) which is: (a) provided, disclosed or delivered to the Contractor by Company, any officer, director, employee, agent, attorney, accountant, Contractor or other person or entity employed by the company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (b) produced, developed, obtained or prepared by the Contractor (whether or not such information was developed in the performance of this Agreement), with respect to the Company or any of the Company’s assets, oil and gas prospects, business activities, officers, directors, employee, borrowers or customers. On request by Company, the Company will be entitled to a copy of any such documents or such information in the possession of the Contractor. The Contractor also agrees that the provisions of this paragraph will survive the termination, expiration or cancellation of this Agreement and that on termination, expiration or cancellation of this Agreement, the Contractor will deliver to the Company all of the information, data and material containing such information.

2.6	Conflict of Interest. Company employees are prohibited from engaging in activities with vendors that promote the employee’s interests ahead of Company or otherwise create a conflict of interest. Examples of activities prohibited by Company follow.
•	Accepting cash from a vendor in any amount;

•	Accepting gifts or services from a vendor that obligates an employee to a vendor. Any gift accepted by a Company employee valued at more than $100 must be reported by the employee to Company management;

•	Soliciting or accepting kickbacks, bribes, payments or loans from a vendor;

•	Holding a financial interest in a vendor (other than a financial interest in a publicly traded corporation whose securities are quoted and traded in the public securities market);

•	Divulging confidential or proprietary information about Company that is not integral to the product or service provided by the vendor;

•	Accepting discounts (other than those available to the general public) on personal purchases from a vendor;

•	Circumventing or otherwise failing to comply with Company’s established policies governing the competitive bidding process;

•	Any activity that takes unfair advantage of a vendor through concealment, abuse or privileged or confidential information, misrepresentation or fraudulent behavior or cooperation with a vendor to take unfair advantage of another party.
In order to help ensure that these standards of conduct for dealings with vendors are met, Company has established a Vendor Protection Line with an independent party. If Contractor becomes aware of or suspects an employee of the Company has violated the guidelines for fair dealings set out in this contract, Contractor agrees to report the matter by calling the Vendor Protection Line at 1-800-576-5262 (organization code #30076). The caller will remain anonymous, and the details of the call will be immediately forwarded to a senior member of Company management, who will investigate the reported violation.
3.0	REPORTS TO BE FURNISHED BY CONTRACTOR
3.1	The quantity, description and condition of the materials and supplies and/or services furnished shall be verified and checked by Contractor, and all delivery tickets shall be properly certified as to receipt by Contractor’s representative. Contractor must obtain approval of Company’s representative for materials and supplies for which Contractor is to be reimbursed by Company.

3.2	Contractor shall orally report to Company, as soon as practicable, followed by an appropriate written report, all accidents or occurrences resulting in death or injuries to Contractor’s employees or third parties, or damage to property of Company or third parties arising out of or during the course of work to be performed hereunder. Contractor shall furnish Company with a copy of all reports made by Contractor to Contractor’s insurer or governmental authorities or to other parties of such accidents and occurrences.

3.3	Contractor shall supply a written report to Company regarding Contractor’s safety reports and/or safety policy upon request.
4.0	INDEPENDENT CONTRACTOR RELATIONSHIP

In the performance of any work by Contractor for Company, Contractor shall be deemed to be an independent Contractor, with the authority and right to direct and control all of the details of the work, Company being interested only in the results obtained. However, all work contractor related shall meet the approval of Company and shall be subjected to the general right of inspection. Company shall have no right or authority to supervise or give instructions to the employees, agents, or representative of Contractor, and such employees, agents or representatives at all times shall be under the direct and sole supervision and control of Contractor. Any suggestions, advice or directions given by Company or its employees to Contractor or its employees shall in no way establish or be evidence of an intent to create a master and servant or principal and agent relationship between Company and Contractor. It is the understanding and intention of the parties hereto that no relationship of master and servant or principal and agent shall exist between Company and the employees, agents, or representatives of Contractor, and that all work or services covered hereby shall be performed at the sole risk of Contractor.
5.0	INSURANCE
5.1	At any and all times during the term of this Contract, Contractor shall at Contractor’s expense maintain, with an insurance company or companies authorized to do business in the state where the work is to be performed or through a self-insurance program, insurance coverages of the kind and in the minimum amounts as follows:
(a)	Workers’ Compensation, including coverage for occupational disease, and Employer’s Liability Insurance covering all employees in compliance with all applicable state and federal law. This insurance shall be in an amount not less than:

Workers’ Compensation: Statutory

If Contractor is a sole proprietor, Contractor must make the following election:
______	I elect to be excluded from Workers’ Compensation coverage as a Sole Proprietor under state law. I further certify that I will provide an insurance certificate evidencing Workers’ Compensation insurance is in place should I hire other parties to perform any services on my behalf for Company.

______	I elect to be covered under Workers’ Compensation insurance as a Sole Proprietor. A Certificate of

Insurance evidencing Workers’ Compensation coverage is enclosed.
(b)	Employer’s Liability Insurance in the limits described in Exhibit “A” attached hereto for each accident, occurrence, or disease covering claims by the agents, servants or employees of Contractor.

(c)	Insurance provided in (a) and (b) above shall include a “Borrowed Servant/Alternate Employer Endorsement”, providing for claims brought against Company or Company barges or other vessels, in rem or in personam, by any agent, servant or employee of Contractor as a “borrowed servant” to be treated as a claim against Contractor.

(d)	Comprehensive or Commercial General Liability Insurance, on an “Occurrence” form unless otherwise agreed to in writing by Company, including operations of Independent Contractors; Contractual Liability; Products and Completed Operations; Explosion, Collapse and Underground Property Damage Hazards; Pollution Liability; and Underground Resources with a combined single limit for Bodily Injury, Personal Injury and Property Damage liability in an amount no less than those limits described in Exhibit “A” attached hereto.

(e)	Automobile Liability Insurance covering all owned, non-owned and hired vehicles with a combined single limit for Bodily Injury and Property Damage liability in an amount not less than those limits described in Exhibit “A” attached hereto.

(f)	Property Insurance and/or Rig Physical Damage Insurance on an “All Risk” or other form satisfactory to Company, covering the insurable value of all Contractor’s property and in amounts of insurance sufficient to comply with the minimum coinsurance requirements of the policies.

(g)	The amounts of insurance required in this section 5.1 may be satisfied by the purchase of separate Primary and Umbrella (or Excess) Liability policies which when combined together provide the total limits of insurance specified.

(h)	Contractor further agrees to provide additional amounts or kinds of insurance as may be reasonably deemed necessary from time to time in accordance with the ongoing nature of operations, and changes in exposure to loss, to the extent the insurance is commercially available.
5.2	Prior to commencing work for Company, Contractor shall obtain from its insurers a waiver of subrogation against Company and any operator or customer for whom Company is performing operations or services in all of the insurance policies set forth in this Section, to include all insurance carried by Contractor protecting against loss of or damage to its property and equipment employed in the performance of this Agreement whether the same be set forth in this Section or not.

5.3	All such insurance shall be carried in a company or companies acceptable to Company and shall be maintained in full force and effect during the term of this Contract, and shall not be canceled, altered, or amended without thirty (30) days prior written notice having first been furnished Company. Company shall be named an additional insured on all Contractor required insurance with the sole exception of worker’s compensation. To the extent to which Contractor incurs and/or assumes liability hereunder, or agrees to indemnify Company, (I) all Contractor required insurance shall be primary to any insurance of Company that may apply to such occurrence, accident or claim and (II) no “other insurance” provision shall be applicable to Company and its affiliated, subsidiary and/or interrelated companies, by virtue of having been named an additional insured or loss payee under any policy of insurance.

5.4	Certificates of insurance acceptable to Company evidencing the coverage required by Company shall be provided by Contractor to Company prior to commencement of performance of services or the delivery of materials and equipment under this Agreement or an Order.

5.5	In the event Contractor is a self-insurer and Company has consented to Contractor being a self-insurer as to any one or more of the risks as to which coverage is herein required, evidence of such consent must be in writing and approved by a representative of Company authorized to enter into such consent agreement.

5.6	These requirements shall be conditions precedent to the payment of any sums that may be due Contractor.

6.0	INDEMNITY
6.1	It is agreed between Company and Contractor that certain responsibilities and liabilities for personal injuries and property damage arising out of the performance of this Agreement should be allocated between them in order to avoid protracted litigation between Company and Contractor along with the associated legal expenses and so that insurance or self-insurance may be arranged by each party as necessary to protect them against these exposures to loss. The following sets out the specifics of the agreements between Company and Contractor as to the allocation of the responsibilities and liabilities.

6.2	Contractor agrees to protect, defend, indemnify and hold harmless Company, its officers, directors, employees or their invitees, and any working interest owner or non-operator for whom Company is obligated to perform services, from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence of Company, any theory of strict liability and defect of premises, or the unseaworthiness of any vessel (whether or not preexisting the date of this Contract), arising in connection herewith in favor of Contractor’s employees, Contractor’s contractors or their employees, or Contractor’s invitees on account of bodily injury, death or damage to property.

6.3	Company agrees to protect, defend, indemnify and hold harmless Contractor, its officers, directors and employees or their invitees, from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence of Contractor, any theory of strict liability, any professional liability, and defect of premises, or the unseaworthiness of any vessel (whether or not preexisting the date of this Contract), arising in connection herewith in favor of Company’s employees, Company’s contractors (other than Contractor herein) or their employees, or Company’s invitees on account of bodily injury, death or damage to property.

6.4	Contractor agrees to protect, defend, indemnify and hold harmless Company, its officers, directors, employees or their invitees, and any working interest owner or non-operator for whom Company is performing services, from and against all claims, demands, and causes of action of every kind and character arising from the acts of Contractor in favor of third parties and persons not employed or contracted by Contractor or Company on account of bodily injury, death or damage to property.

6.5	Company agrees to protect, defend, indemnify and hold harmless Contractor, its officers, directors, employees or their invitees from and against all claims, demands, and causes of action of every kind and character arising from the acts of Company in favor of third parties and persons not employed or contracted by Contractor or Company on account of bodily injury, death or damage to property.

6.6	Contractor represents and warrants that it owns or has the right to use and construct any and all equipment, tools, materials, computer software or hardware, data, trade secrets and know-how used by Contractor in connection with services provided to Company. Contractor represents and warrants that such use does not violate or infringe on any patents issued or applied for or licenses of third parties. Contractor further represents and warrants that such use does not constitute, directly or indirectly, the theft or misappropriation of any third parties’ trade secrets. The indemnities of paragraphs 6.2 and 6.4 shall apply to any violations of the warranties and representations of this paragraph. In addition to such indemnities, Contractor agrees to indemnify and hold Company harmless from any and all claims, demands, and causes of action of every kind and character in favor of or made by a patentee, licensee, or claimant of any rights or priority to such tool or equipment, or the use or construction thereof, that may result from or arise out of furnishing or use of any such tool or equipment by Contractor in connection with the work

6.7	Each party shall notify the other party immediately of any claim, demand, or suit that may be presented to or served upon it by any party arising out of or as a result of work performed pursuant hereto, affording such other party full opportunity to assume the defense of such claim, demand, or suit and to protect itself under the obligations of this Section. Each party covenants and agrees to support this indemnity agreement by available liability insurance coverage as set forth in Paragraphs 5.1 (a) through (e) above. In the event that this Contract is subject to the indemnity limitations of any applicable State law, and so long as that law is in force, then it is agreed that the above obligations to indemnify are limited to the extent allowed by law. Additionally, the parties agree that:
(a)	In the event that this Agreement is subject to the indemnity limitations of Act 427 of the 1982 Louisiana Legislature, and so long as that act is in force, provisions 6.2, 6.3, 6.4 and 6.5 herein shall not be applicable to the services performed in the State of Louisiana. In lieu thereof, each party agrees to defend, indemnify, save and hold the other party harmless from and against all claims and causes of action to the extent such arise out of the indemnifying party’s negligence, gross negligence, strict liability or breach of contract.

(b)	In the event that this Agreement is subject to the indemnity limitations of Chapter 127 of the Texas Civil Practices and Remedies Code, and so long as such limitations are in force, then it is agreed that the above obligations to indemnify are limited to the extent allowed by law, and each party covenants and agrees to support this indemnity agreement by equal amounts of liability insurance coverage, with limits of insurance required of each party equal to those specifically set forth in Paragraphs 5.1 (a) through (e) above. In the event that this contract is subject to any other applicable state indemnity limitation, it is agreed that the above obligations to indemnify are limited to the extent allowed by law.

(c)	In the event that this Agreement is subject to the indemnity limitations in New Mexico Statutes, Sec. 56-7-2, and so long as that act is in force, provisions 6.2, 6.3, 6.4 and 6.5 herein shall not be applicable to the services performed in the State of New Mexico. In lieu thereof, each party agrees to defend, indemnify, save and hold the other party harmless from and against all claims and causes of action to the extent such arise out of the indemnifying party’s negligence, gross negligence, strict liability or breach of contract.
6.8	In claims against any person or entity indemnified under this Section 6 by an employee of the Contractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Section 6 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor under Workers’ or Workmen’s Compensation acts, disability benefit acts or other employee benefit acts.

6.9	If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnity voluntarily assumed under this Article which Contractor agrees will be supported either by equal liability insurance or voluntarily self-insured, in part or whole, exceeds the maximum limits permitted under such law, it is agreed that said insurance requirements or indemnity shall automatically be amended to conform to the maximum monetary limits permitted under such law.

6.10.	The indemnity provisions of this Agreement shall apply to any and all work performed, services rendered or material supplied by Contractor on behalf of Company whether Company is acting in the capacity of an operator, non-operator or working interest owner.

6.11	Contractor shall be liable at all times for damages to or destruction of Contractor’s equipment and materials, regardless of how such damage or destruction occurs. Company shall be under no liability to reimburse Contractor for any such loss or damage thereto. Contractor shall protect, defend, indemnify and hold harmless Company from any and all damage or loss thereof, regardless of the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence of Company, any theory of strict liability and defect of premises or the unseaworthiness of any vessel (whether or not preexisting the date of this Contract), arising in connection herewith in favor of Contractor, Contractor’s contractors, or Contractor’s invitees.

6.12	Any defense and indemnity by either party under these provisions shall include, but not be limited to, the cost of defense of any claim, including attorney fees.
7.	TAXES AND CLAIMS
7.1	Contractor agrees to pay all taxes, licenses, and fees levied or assessed on Contractor in connection with or incident to the performance of this Agreement by any governmental agency and unemployment compensation insurance, old age benefits, social security, or any other taxes upon the wages of contractor, its agents, employees, and representatives. Contractor agrees to require the same agreements and be liable for any breach of such agreements by any of its sub-contractors.

7.2	Contractor agrees to reimburse Company on demand for all such taxes or governmental charges, State or Federal, that Company may be required or deem it necessary to pay on account of employees of Contractor or its sub-contractors. Contractor agrees to furnish Company with the information required to enable it to make the necessary reports and to pay such taxes or charges. At its election, Company is authorized to deduct all sums so paid for such taxes and governmental charges from such amounts as may be or become due to Contractor hereunder.

7.3	Contractor agrees to pay all claims for labor, materials, services, and supplies furnished by Contractor hereunder and agrees to allow no lien or charge to be fixed upon property of Company or the party for whom Company is performing services. Contractor agrees to indemnify, protect, defend, and hold Company harmless from and against all such claims or indebtedness incurred by Contractor in connection with the services as provided hereunder. It is agreed that Company shall have the right to pay any such claims or indebtedness out of any money due or to become due to Contractor hereunder. Notwithstanding the foregoing, Company agrees that it will not pay any such claim or indebtedness as long as same is being actively contested by Contractor and Contractor has taken all actions necessary (including the posting of a bond when appropriate) to protect the property interests of Company and any other party affected by such claim or indebtedness.

7.4	Before Company makes payments to Contractor, Company may require Contractor to furnish proof that there are no unsatisfied claims for labor, materials, equipment, and supplies or for injuries to persons or property not covered by insurance.
8.	AUDIT

Contractor shall maintain, and shall cause any of Contractor’s subcontractors to maintain, a true and correct set of records pertaining to services performed in compliance with any Order and all transactions related thereto, and retain all such records for a period of not less than two (2) years after completion of services performed. Company may, at its expense, require Contractor, or any of Contractor’s subcontractors, at any time within said two year period to furnish sufficient evidence, with documentary support, to enable Company to verify the correctness and accuracy of payments to Contractor or such subcontractors. Within the time limit herein established, Company may, following written notice to Contractor or such subcontractor, employ an independent firm of public accountants to examine accounts, invoices, tickets and other documents exclusively related to services performed hereunder, or pursuant to any other Order previously executed between the parties hereto, in order to verify the accuracy and compliance with this provision; provided that said accountants shall agree not to disclose to Company any information secured in the course of such audit which does not bear on its above mentioned purposes.
9.	LAWS, RULES AND REGULATIONS
9.1	Company and Contractor respectively agree to comply with all laws, rules, and regulations, which are now or may become applicable to operations covered by this Agreement or arising out of the performance of such operations. If either party is required to pay any fine or penalty resulting from the other party’s failure to comply with such laws, rules, or regulations, the party failing to comply shall immediately reimburse the other for any such payment.

9.2	In the event any provision of this Agreement is inconsistent with or contrary to any applicable law, rule, or regulation, or if any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed to be modified to the extent required to comply with said law, rule, or regulation, or to make it valid and enforceable, and this contract as so modified, shall remain in full force and effect. If said provision cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

9.3	This Agreement shall be governed, construed and interpreted in accordance with the laws of Oklahoma.
10.0	FORCE MAJEURE

Except for the duty to make payments hereunder when due, and the indemnification provisions under this Contract, neither Company nor Contractor shall be responsible to the other for any delay, damage or failure caused by or occasioned by a Force Majeure Event. As used in this Contract, “Force Majeure Event” includes: acts of God, action of the elements, warlike action, insurrection, revolution or civil strife, piracy, civil war or hostile action, strikes, acts of public enemies, federal or state laws, rules and regulations of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association (whether or not formally recognized as a government); acute and unusual labor or material or equipment shortages, or any other causes (except financial) beyond the control of either party. Delays due to the above causes, or any of them, shall not be deemed to be a breach of or failure to perform under this Contract. Neither Company nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law.
11.0	ASSIGNMENTS

Company and Contractor agree that neither will assign nor delegate this Agreement or any of the work or services required hereunder, except for work normally performed by contractors, and not to assign any sum that may accrue to Contractor hereunder, without prior written consent of the other party. If any assignment by Company is made that significantly alters Contractor’s financial burden, Contractor’s compensation shall be adjusted to give effect to any change in Contractor’s operating costs.
12.0	TERMINATION OF WORK
12.1	Termination by Contractor: Contractor may terminate any subcontract for the same reasons and under the same circumstances and procedures with respect to Company as Company may terminate with respect to Contractor under this Contract. In the event of such termination by the Contractor for any reason which is not the fault of Contractor, sub-contractors or their agents or employees or other persons performing portions of the Work under contract with Contractor, Contractor shall be entitled to recover from Company payment for work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.

12.2	Termination by Company: If Contractor persistently or repeatedly fails or neglects to carry out its obligations in accordance with this Agreement and fails within seven days after receipt of written notice to commence and continue correction of such default or neglect with diligence and promptness, Company may, after seven days following receipt by Contractor of an additional written notice and without prejudice to any other remedy Company may have, terminate the contract and finish Contractor’s obligations by whatever method Company may deem expedient. If the unpaid balance of the contract sum exceeds the expense of finishing Contractor’s obligations, such excess shall be paid to Contractor, but if such expense exceeds such unpaid balance, Contractor shall pay the difference to Company.

12.3	The foregoing paragraph shall in no way limit Company’s right to terminate Contractor without additional compensation in the event of Contractor’s breach of this Contract.
13.0	GOVERNMENT REGULATIONS
The following regulations, where required by law, are incorporated in the agreement by reference as if fully set out:

(1)	The Equal Opportunity Clause prescribed in 41 CFR 60-1.4;

(2)	The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era;

(3)	The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60-741.4;

(4)	The Certification of Compliance with Environmental Laws prescribed in 40 CFR 15.20.
14.	INSOLVENCY OF CONTRACTOR

In the event Contractor shall be adjudged bankrupt, make a general assignment for the benefit of creditors, or if a receiver shall be appointed on account of Contractor’s insolvency, or in the event Contractor does not correct or, if immediate correction is not possible, commence and diligently continue action to correct, any default of Contractor to comply with any of the provisions or requirements of this Agreement and all Orders within ten (10) days after written notice by Company, Company may, by written notice to Contractor, without prejudice to any other rights or remedies which Company may have, refuse to allow further performance of services by Contractor. Company may complete the performance of services by such means as Company selects and Contractor shall be responsible for any additional costs incurred by Company in so doing. Any amounts due Contractor for services performed by Contractor in full compliance with the terms of this Agreement and any Order prior to cessation of the performance of services shall be subject to setoff of Company’s additional costs of completing the performance of services and other damages incurred by Company as a result of Contractor’s default. Waiver by Company of any default of Contractor shall not be considered to be a waiver by Company of any provision of this Agreement or of any subsequent default by Contractor.

15.	CONTRACTOR’S EMPLOYEES UNDER LOUISIANA WORKERS’ COMPENSATION ACT

In all cases where Contractor’s employees (defined to include Contractor’s direct, borrowed, special, or statutory employees) are covered by the Louisiana Workers’ Compensation Act. La. R.S. 23:1021 et seq Company and Contractor agree that all work and operations performed by Contractor and its employees pursuant to the Agreement are an integral part of and are essential to the ability of Company to generate Company’s goods, products and services for purposes of La. R.S. 23:1061 (A)(1). Furthermore, Company and Contractor agree that Company is the statutory employer of Contractor’s employees for purposes of La. R.S. 23:1061 (A)(3). Irrespective of Company’s status as the statutory employer or special employer (as defined in La. R.S. 23:1031 (C)) of Contractor’s employees, Contractor shall remain primarily responsible for the payment of Louisiana Workers’ Compensation benefits to its employees, and shall not be entitled to seek contribution for any such payments from Company.

16.	COMPLETE AGREEMENT

This Agreement contains the entire agreement of the parties and supersedes any and all prior negotiations or understandings, whether written or oral. No subsequent variance from, amendment to or modification of this Agreement shall be binding upon Company unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by an authorized officer of Company.

17.	TIME OF THE ESSENCE

Time is of the essence in this Agreement. In the event of a cessation of the performance of services in compliance with any Order or in the event of Contractor’s failure of timely performance or delay in delivery of materials and equipment, Company may immediately cancel the Order without further obligation to Contractor.

18.	EXHIBITS

The following Exhibits and Riders are attached hereto and made a part of this Agreement for all purposes:

Exhibit A — Required Limits of Insurance

Exhibit B — Contractor’s Certificates of Insurance
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement upon the date shown in several counterparts, each of which shall be considered as an original; however, the effective date shall be the date upon which services are first provided by Contractor, whether before or after the date first shown above.

COMPANY: CHESAPEAKE OPERATING, INC.
By:	/s/ Martha A. Burger
Title:	Treasurer / Senior V.P. of Human Resources
Date: 12-30-03

CONTRACTOR: Dawson Geophysical Company
By:	/s/ C.Ray Tobias
Title:	Executive Vice President
Date: 12/18/03